Exhibit 10.5

MARATHON PETROLEUM CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT

DESIGNATED POSITIONS & EXECUTIVE RESOURCES (3-Year Pro Rata Vesting)

As evidenced by this Award Agreement and under the Marathon Petroleum Corporation 2021 Incentive Compensation Plan (the “Plan”), Marathon Petroleum Corporation (the “Company”) has granted to {Participant Name} (the “Participant”), an employee of the Company or a Subsidiary, on {Grant Date} (the “Grant Date”), {Number of Awards Granted} Restricted Stock Units (the “Restricted Stock Unit Award” or “Award”). The number of Restricted Stock Units awarded is subject to adjustment as provided in the Plan, and the Restricted Stock Units are subject to the following terms and conditions:
1.    Relationship to the Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as otherwise defined in this Award Agreement, capitalized terms shall have the same meanings given to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.
2.    Vesting and Forfeiture of Restricted Stock Units.
(a)    Subject to Paragraphs 3 and 4, the Restricted Stock Units shall vest as follows:
(i)    one-third of the Restricted Stock Units shall vest upon the completion of the service period which commences on the Grant Date and ends on the first anniversary of the Grant Date;
(ii)    an additional one-third of the Restricted Stock Units shall vest upon the completion of the service period which commences on the first anniversary of the Grant Date and ends on the second anniversary of the Grant Date; and
(iii)    all remaining Restricted Stock Units shall vest upon the completion of the service period which commences on the second anniversary of the Grant Date and ends on the third anniversary of the Grant Date;
provided, however, that the Participant must be in continuous Employment from the Grant Date through the completion of the service period as listed above for each annual installment in order for the Restricted Stock Units for each annual installment to vest. If the Employment of the Participant is terminated for any reason other than death, Approved Separation, Mandatory Retirement, or a Qualified Termination, any Restricted Stock Units that have not vested as of the date of such termination of Employment shall be forfeited to the Company.
(b)    Subject to Paragraphs 3 and 4, the Restricted Stock Units shall immediately vest in full, irrespective of the limitations set forth in subparagraph (a) of this Paragraph 2, upon the occurrence of any of the following events:
(i)    the Participant’s death;

(ii)    the Participant’s Approved Separation, provided, that the Participant has been in continuous Employment from the Grant Date to the Approved Separation;
(iii)    the termination of the Participant’s Employment due to Mandatory Retirement, provided the Participant has been in continuous Employment from the Grant Date to the Mandatory Retirement; or
(iv)    the Participant’s Qualified Termination, provided, that the Participant has been in continuous Employment from the Grant Date to the Qualified Termination.
3.    Forfeiture of Restricted Stock Units if Award Not Timely Accepted. This Award is conditioned upon and subject to the Participant accepting the Award by signing and delivering to the Company this Award Agreement, or otherwise electronically accepting the Award in such manner as the Committee may in its discretion determine, no later than 11 months after the Grant Date. If the Participant does not timely accept this Award, all Restricted Stock Units subject to this Award shall be forfeited to the Company. In the event of the Participant’s death or incapacitation prior to accepting the Award, the Company shall deem the Award as having been accepted by the Participant.
4.    Conditions Precedent. This Paragraph 4 shall apply to this Award notwithstanding any other provision of this Award Agreement to the contrary. The Participant’s services to the Company and its Subsidiaries are unique, extraordinary and essential to the business of the Company and its Subsidiaries, particularly in view of the Participant’s access to the Company’s or its Subsidiaries’ confidential information and trade secrets. Accordingly, in consideration of this Award Agreement and by accepting this Award, the Participant agrees that in order to otherwise vest in any right to payment of Restricted Stock Units under this Award, the Participant must satisfy the following conditions to and including the vesting date and the payment date for each applicable annual installment or other applicable portion of this Award:
(a)    The Participant agrees that the Participant will not, without the prior written approval of the Board, at any time during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): BP plc; Chevron Corporation; ExxonMobil Corporation; HollyFrontier Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Buckeye Partners, L.P.; DCP Midstream Partners, L.P; Enterprise Product Partners; Genesis Energy, L.P.; Holly Energy Partners L.P.; Magellan Midstream Partners, L.P.; Phillips 66 Partners, L.P.; Plains All American Pipeline L.P.; Western Midstream Partners, or otherwise engage in any business activity directly or indirectly competitive with the business of the Company or any of its Subsidiaries as in effect from time to time.
(b)    The Participant agrees that during the term of the Participant’s Employment and for a period of one year following the date on which the Participant’s Employment terminates, the Participant will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six month period prior such event, as an employee, contractor or consultant of the Company or any of its Subsidiaries.
(c)    The Participant agrees that the Participant may not, either during the Participant’s Employment or thereafter, make or encourage others to make any public statement or release any information or otherwise engage in any conduct that is intended to, or reasonably could be foreseen to, embarrass, criticize or harm the reputation or goodwill of the Company or any of its Subsidiaries, or any of their employees, directors or shareholders; provided that this shall not preclude the Participant from reporting to the Company’s management or directors or to the government or a regulator conduct the Participant believes to be in violation of the law or the Company’s Code of Business Conduct or responding truthfully to questions or requests for information to the government, a regulator or in a court of law in connection with a legal or regulatory investigation or proceeding.
(d)    The Participant agrees and understands that the Company and its Subsidiaries own and/or control information and material which is not generally available to third parties and which the Company or its Subsidiaries consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). The Participant acknowledges that each element of the Confidential Information constitutes a unique and valuable asset of the Company and its Subsidiaries, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Company or a Subsidiary and the officers and agents thereof other than in the ordinary course of business. The Participant acknowledges that disclosure of the Confidential Information to and/or use by anyone other than in the Company’s or its Subsidiaries’ ordinary course of business would result in irreparable and continuing damage to the Company and its Subsidiaries. Accordingly, the Participant agrees to hold the Confidential Information in the strictest secrecy, and covenants that, during the term of the Participant’s Employment or at any time thereafter, the Participant will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by the Participant or by any third parties, except in effecting the Participant’s duties for the Company and its Subsidiaries in the ordinary course of business.
(e)    The Participant agrees that in addition to the forfeiture provisions otherwise provided for in this Award Agreement, upon the Participant’s failure to satisfy in any respect of any of the conditions described in Paragraphs 4(a), (b), (c) or (d), any unvested or unpaid portion of this Award (including any otherwise vested, but unpaid portion of this Award) at the time of such failure shall be forfeited, and the rights of the Participant and the obligations of the Company under this Award Agreement shall be satisfied in full, in each case to the extent permitted by applicable law.
5.     Forfeiture or Repayment Resulting from Forfeiture Event.
(a)    If there is a Forfeiture Event during the Participant’s Employment or within two years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, cause all of the

Participant’s unvested Restricted Stock Units and vested, but unpaid Restricted Stock Units to be forfeited by the Participant and returned to the Company.
(b)    If there is a Forfeiture Event either during the Participant’s Employment or within two years after termination of the Participant’s Employment, then with respect to Restricted Stock Units granted under this Award Agreement that have vested and have been paid to the Participant, the Committee may, but is not obligated to, require that the Participant pay to the Company an amount (the “Forfeiture Amount”) up to (but not in excess of) the lesser of (i) the value of such previously vested Restricted Stock Units as of the date such Restricted Stock Units vested or (ii) the value of such previously vested Restricted Stock Units as of the date on which the Committee makes a demand for payment of the Forfeiture Amount. Any Forfeiture Amount shall be paid by the Participant within 60 days of receipt from the Company of written notice requiring payment of such Forfeiture Amount.
(c)    This Paragraph 5 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Company with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 5 shall not apply to the Participant following the effective time of a Change in Control.
(d)    Notwithstanding the foregoing or any other provision of this Award Agreement to the contrary, the Participant agrees that the Company may also require that the Participant repay to the Company any compensation paid to the Participant under this Award Agreement, as is required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Common Stock is listed for trading.
6.    Dividend Equivalent and Voting Rights.
(a)    Limitations on Rights Associated with Restricted Stock Units. The Participant shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in Paragraph 6(b) with respect to Dividend Equivalents) and no voting rights, with respect to the Restricted Stock Units or any Shares underlying or issuable in respect of such Restricted Stock Units until such Shares are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate or book entry or like action evidencing such Shares.
(b)    Dividend Equivalent Rights Distributions. As of any date that the Company pays an ordinary cash dividend on its Common Stock, the Company shall credit the Participant with Dividend Equivalents in a dollar amount equal to (i) the per share cash dividend paid by the Company on its Common Stock on such date, multiplied by (ii) the total number of Restricted Stock Units (with such total number adjusted pursuant to Section 12.2 of the Plan) subject to the Award that are outstanding immediately prior to the record date for that dividend. Any Dividend Equivalents credited pursuant to the foregoing provisions of this Paragraph 6(b) shall be subject to the same vesting, payment, tax withholding, forfeiture, repayment and other terms, conditions and restrictions applicable to the Restricted Stock Units to which they relate; provided, however, that the amount of any vested Dividend Equivalents shall be paid in cash. No crediting of Dividend Equivalents shall be made pursuant to this Paragraph 6(b) with respect to any Restricted Stock Units which, immediately prior to the record date for that dividend, have either been paid pursuant to Paragraph 8 or forfeited pursuant to the terms of this Award.
7.    Nonassignability. Upon the Participant’s death, the Restricted Stock Units (or Shares payable in respect thereof) and the Dividend Equivalents shall be transferred to the Participant’s designated beneficiary, personal representative or estate as provided in Paragraph 8. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Restricted Stock Units (or Shares payable in respect thereof) or the Dividend Equivalents, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Restricted Stock Units (or Shares payable in respect thereof) or the Dividend Equivalents shall have no effect.
8.    Timing and Manner of Payment of Restricted Stock Units. Subject to the terms of the Plan and this Award, any Restricted Stock Units that vest pursuant to Paragraph 2 shall be released and settled in whole Shares within 60 days of the applicable vesting date by the Company delivering to the Participant (and, in the event of death, as provided in the following sentence of this Paragraph 8) a number of Shares (in such manner as the Committee in its discretion may determine, e.g., by entering such Shares in book entry form, and/or causing the vested Shares to be deposited in an account maintained by a broker designated by the Company) equal to the number of Restricted Stock Units subject to the Award that vest on the vesting date, less tax withholdings as provided under Paragraph 9; provided, that, any Restricted Stock Units that vest on account of the Participant’s Approved Separation, Mandatory Retirement or Qualified Termination under Paragraphs 2(b)(ii), (iii) or (iv) shall be released and settled as provided herein, but according to the same payment timing resulting from the normal course vesting schedule set forth in Paragraph 2(a), and in such circumstance the Participant must only be in continuous Employment from the Grant Date to the applicable vesting event (i.e., the Participant’s Approved Separation, Mandatory Retirement or Qualified Termination is a vesting event and not a payment event). Notwithstanding the preceding sentence of this Paragraph 8, if the event of death, any Shares that are otherwise deliverable under this Award (including Shares resulting from the vesting of any Restricted Stock Units on account of death) will be distributed to the correlated brokerage account (or the SPS Participant Trust if an international employee) and will be subject to the designated beneficiary on file and then in effect with the recordkeeper for such brokerage (or the SPS Participant Trust, where applicable), or in the absence of a designated beneficiary, to the executor or administrator of the estate.
9.    Taxes. Pursuant to the applicable provisions of the Plan, the Company or its designated representative shall have the right to withhold applicable taxes from the Shares otherwise deliverable to the Participant due to the vesting of Restricted Stock Units pursuant to this Award Agreement (to the extent such withholding does not violate Section 409A of the Code), or from other compensation payable to the Participant, at the time of the vesting and delivery of such Shares.
10.    No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Company or any Subsidiary or successor, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

11.    Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Company, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant hereunder.
12.    Specified Employee; Section 409A of the Code. Notwithstanding any other provision of this Award Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code as determined by the Company in accordance with its established policy, any settlement of any amount described in this Award Agreement which would be a payment of deferred compensation within the meaning of Section 409A of the Code with respect to the Participant as a result of the Participant’s “separation from service” as defined under Section 409A of the Code (other than as a result of death) and which would otherwise be paid within six months of the Participant’s separation from service shall be paid as provided under Section 13.15 of the Plan. The payment of each amount under this Award Agreement is deemed as a “separate payment” for purposes of Section 409A of the Code. For all purposes under this Award, “termination of Employment” and similar terms shall mean “separation from service” as defined and determined under Section 409A of the Code.
13.    Definitions. For purposes of this Award Agreement:
“Approved Separation” means termination of Employment on or after the date the Participant has attained age 55 and completed five years of Employment, provided, that, the termination of Employment occurs no earlier than the later of: (a) the six month anniversary of the Grant Date; and (b) 180 days after the Participant has provided notice to the Committee or its delegate of the date of his or her termination of Employment. The Committee may, in its sole discretion, waive the notice requirement under clause (b) of the preceding sentence if the Participant is an Employee under its purview for the grant and administration of the Award, and the Chief Executive Officer of the Company may, in his or her sole discretion, waive the notice requirement under clause (b) of the preceding sentence if the Participant is an Employee not under the Committee’s purview for the grant and administration of the Award.
“Employment” means employment with the Company or any of its Subsidiaries. The length of any period of Employment shall be determined by the Company or the Subsidiary that either (a) employs the Participant or (b) employed the Participant immediately prior to the Participant’s termination of Employment.
“Forfeiture Event” means the occurrence of at least one of the following events: (a) the Company is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (i) the Participant knowingly engaged in the misconduct, (ii) the Participant was grossly negligent with respect to such misconduct or (iii) the Participant knowingly or grossly negligently failed to prevent the misconduct; or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Company.
“Mandatory Retirement” means termination of Employment as a result of the Company’s policy, if any, in effect at the time of the Grant Date, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.

“Qualified Termination” for purposes of this Award Agreement shall have the same definition as under the Marathon Petroleum Corporation Amended and Restated Executive Change in Control Severance Benefits Plan, as in effect on the Grant Date, and such definition and associated terms are hereby incorporated into this Award Agreement by reference.

Marathon Petroleum Corporation

By: Fiona C. Laird
Authorized Officer

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